UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AmerisourceBergen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 16, 2007

Dear Stockholder:

I am pleased to invite you to attend our 2007 Annual Meeting of Stockholders on Friday, February 16, 2007, at 2:00 p.m., Eastern Time. The meeting will be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania.

The Notice of the 2007 Annual Meeting of Stockholders and the Proxy Statement describe the items of business for the meeting. At the meeting we also will report on the Company’s performance and operations during fiscal year 2006 and respond to stockholder questions.

Your vote is very important. Whether or not you plan to attend the 2007 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail. If you are a registered stockholder and attend the meeting, you may revoke the proxy and vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

Thank you for your support.

Sincerely,

RICHARD C. GOZON

Chairman of the Board

Notice of 2007 Annual Meeting of Stockholders

TIME AND DATE:	2:00 p.m., Eastern Time, on Friday, February 16, 2007

PLACE:	Four Seasons Hotel Philadelphia One Logan Square Philadelphia, Pennsylvania

ITEMS OF BUSINESS:	(1) To elect three members to the Board of Directors for three-year terms.

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

(3) To transact any other business properly coming before the meeting.

WHO MAY VOTE:	Stockholders of record on December 20, 2006.

ANNUAL REPORT:	A copy of our 2006 Annual Report is enclosed.

DATE OF MAILING:	This Notice and the Proxy Statement are first being mailed to stockholders on or about January 16, 2007.

By order of the Board of Directors,

JOHN G. CHOU

Senior Vice President, General Counsel and Secretary

January 16, 2007

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

PROXY STATEMENT

Page
About the 2007 Annual Meeting and Voting at the Meeting	1
Election of Directors (Item 1 on the Proxy Card)	4
Additional Information about the Directors, the Board and the Board Committees	6
Codes of Ethics	12
Corporate Governance	13
Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations	14
Audit Matters	15
Audit Committee Financial Expert	15
Report of the Audit and Corporate Responsibility Committee	15
Policy for Pre-Approval of Audit and Non-Audit Services	16
Independent Registered Public Accounting Firm’s Fees	16
Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2007 (Item 2 on the Proxy Card)	17
Compensation Matters	18
Report of the Compensation and Succession Planning Committee on Executive Compensation	18
Compensation Committee Interlocks and Insider Participation	20
Executive Compensation	21
Options Granted and Exercised in Fiscal Year 2006	23
Pension Plans	24
Agreements with Employees	26
Certain Transactions	28
Beneficial Ownership of Common Stock	28
Equity Compensation Plan Information	30
Stock Performance Graph	31
Section 16(a) Beneficial Ownership Reporting Compliance	32
Availability of Form 10-K and Annual Report to Stockholders	32
Stockholder Proposals for Next Year’s Proxy Statement and Stockholder Communications	32

ABOUT THE 2007 ANNUAL MEETING AND VOTING AT THE MEETING

Why am I being furnished this Proxy Statement?

This Proxy Statement is furnished by the Company’s Board of Directors in connection with its solicitation of proxies for use at the 2007 Annual Meeting of Stockholders to be held February 16, 2007, and at any adjournments thereof. The Company’s 2006 Annual Report to Stockholders, including financial statements, accompanies this Notice and Proxy Statement but is not incorporated as part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material.

What are the items of business for the meeting?

The items of business for the meeting are as follows:

•	To elect three members to the Board of Directors for three-year terms.

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

•	To transact any other business properly coming before the meeting.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

Who is entitled to vote?

You may vote if you owned shares of the Company’s common stock as of the close of business on December 20, 2006, which is the Record Date. You are entitled to one vote for each share of common stock that you own. As of December 20, 2006, we had 192,234,084 shares of common stock outstanding.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

•	Over the Internet — We encourage you to vote and submit your proxy over the Internet. You may vote at the Internet address shown on your proxy card.

•	By telephone — You may vote and submit your proxy by calling the number shown on your proxy card.

•	By mail — You may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

What shares can I vote?

You may vote all shares owned by you as of the close of business on December 20, 2006, the Record Date. These shares include:

•	Shares held directly in your name as the stockholder of record.

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan as well as the AmerisourceBergen 2002 Employee Stock Purchase Plan.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

•	Changing your vote in the manner described below.

•	Notifying John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting.

•	Voting again over the Internet or by telephone prior to 2:00 p.m., Eastern Time, on February 16, 2007.

•	Voting at the meeting if you are the stockholder of record.

•	Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

•	For the election of the nominees for director named on page 4 of this Proxy Statement.

•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares.

We recommend that you consolidate as many accounts as possible under the same name and address. For assistance you may contact our transfer agent, The Bank of New York, at 1-800-524-4458.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Banks and brokers have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm are considered routine matters for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of the Company will answer stockholders’ questions of general interest at the end of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of December 20, 2006 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners also are counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed for each proposal and how are the votes counted?

The three nominees for director receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Because directors are elected by a plurality, abstentions are not taken into account in determining the outcome of the election of directors.

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting will be required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. On this proposal, abstentions will be counted as negative votes in the tabulation of the votes cast by stockholders. Broker non-votes will not be counted in the tabulation of the votes cast on the proposal but will be counted for purposes of establishing a quorum.

Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting in order to be approved. On any such proposal, abstentions will be counted as negative votes in the tabulation of the votes cast by stockholders. Broker non-votes will not be counted in the tabulation of the votes cast on the proposal but will be counted for purposes of establishing a quorum.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is the Company aware of any other item of business that will be presented at the meeting?

The Company is not aware of any other business to be presented at the 2007 Annual Meeting of Stockholders. However, if any other matter should properly come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matter.

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., Inc. to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $7,000, plus expenses, for providing such services. All costs and expenses of any solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company.

Will the Company reimburse any expenses of banks, brokers, nominees and fiduciaries?

We will reimburse the expenses of banks, brokers, nominees and fiduciaries that send proxies and proxy materials to our stockholders.

Will the directors be in attendance at the meeting?

We currently expect all of our directors to be in attendance at the 2007 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings of stockholders. All of the directors attended the 2006 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

How often are directors elected?

The Company’s directors are divided into three classes — Class I, Class II and Class III — with each class being as nearly equal in number as possible. The directors of each class serve for terms of three years. The terms of office of the classes are staggered so that only one class of directors is elected at each annual meeting of stockholders.

How many directors are to be elected at the meeting?

The term of office of the current Class III directors will expire at the 2007 Annual Meeting. There currently are three Class III directors, all of whom have been nominated for election at the 2007 Annual Meeting.

What is the size of the Board of Directors?

The Board of Directors currently consists of 10 members.

Who are the current Class III directors?

The current Class III directors are Edward E. Hagenlocker, Kurt J. Hilzinger and Henry W. McGee.

Who are this year’s nominees?

Messrs. Hagenlocker, Hilzinger and McGee will stand for reelection as Class III directors.

Which of this year’s nominees are independent?

Messrs. Hagenlocker and McGee are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in the AmerisourceBergen Corporation Corporate Governance Principles). Mr. Hilzinger is not considered independent.

What is the term of office for which this year’s nominees are to be elected?

The nominees are to be elected for a three-year term and are expected to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected.

What if a nominee is unwilling or unable to serve?

Each nominee for director has consented to his nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Biographical information about this year’s nominees:

Edward E. Hagenlocker

•	Age 67.

•	Director of the Company since August 2001.

•	Director of AmeriSource Health Corporation from 1999 to August 2001.

•	Vice Chairman of Ford Motor Company (automobile manufacturer) from 1996 until his retirement in 1999 and Chairman of Visteon Automotive Systems from 1997 to 1999.

•	President of Ford Automotive Operations from 1994 to 1996 and Chairman of Ford of Europe in 1996.

•	Also a director of Air Products and Chemicals, Inc., American Standard Companies Inc. and Alcatel-Lucent.

Kurt J. Hilzinger

•	Age 46.

•	Director of the Company since March 2004.

•	President and Chief Operating Officer of the Company since October 2002.

•	Executive Vice President and Chief Operating Officer of the Company from August 2001 to October 2002.

•

President and Chief Operating Officer of AmeriSource Health Corporation from December 2000 to August 2001, Senior Vice President and Chief Operating Officer of AmeriSource Health Corporation from January 1999 to December 2000 and Senior Vice President and Chief Financial Officer of AmeriSource Health Corporation from 1997 to January 1999.

•	Also a director of Humana Inc.

Henry W. McGee

•	Age 53.

•	Director of the Company since November 2004.

•	President of HBO Video (distributor of videos and DVDs), a unit of Home Box Office, Inc., since 1995.

•	Held variety of other positions with Home Box Office, Inc., Time Warner, Inc. (the parent of Home Box Office, Inc.) and their predecessors since 1979.

•	President of the Alvin Ailey Dance Foundation, Inc.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the election of each of the three nominees to the Board of Directors.

ADDITIONAL INFORMATION ABOUT THE DIRECTORS, THE BOARD

AND THE BOARD COMMITTEES

Who are the Class I directors?

The Class I directors are Rodney H. Brady, Charles H. Cotros, Jane E. Henney, M.D. and R. David Yost.

When does the term of the Class I directors expire?

The term of office of the Class I directors will expire at the 2008 Annual Meeting of Stockholders.

Biographical information about Class I directors:

Rodney H. Brady

•	Age 73.

•	Director of the Company since August 2001.

•	Director of Bergen Brunswig Corporation from 1973 to August 2001.

•	President and Chief Executive Officer of Deseret Management Corporation (for-profit business holding and management company) since 1996.

•	President and Chief Executive Officer of Bonneville International Corporation from 1985 to 1996.

•	President of Weber State University from 1978 to 1985.

•	Assistant Secretary of the United States Department of Health, Education and Welfare from 1970 to 1972.

Charles H. Cotros

•	Age 69.

•	Director of the Company since January 2002.

•	Interim Chairman and Chief Executive Officer of Allied Waste Industries, Inc. (waste management services) from October 2004 to May 2005.

•	Chairman and Chief Executive Officer of Sysco Corporation (foodservice marketing and distribution organization) from January 2000 until his retirement in December 2002.

•	Held variety of other positions with Sysco Corporation starting in 1974, including President from 1999 until July 2000 and Chief Operating Officer from 1995 until January 2000.

•	Also a director of Allied Waste Industries, Inc.

Jane E. Henney, M.D.

•	Age 59.

•	Director of the Company since January 2002.

•	Senior Vice President and Provost for Health Affairs at the University of Cincinnati since July 2003.

•	Senior Scholar in Residence at the Association of Academic Health Centers in Washington, D.C. from 2001 to April 2003.

•	Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001.

•	Vice President for Health Sciences at the University of New Mexico from 1994 to 1998.

•	Deputy Commissioner of Operations at the United States Food and Drug Administration from 1992 to 1994.

•	Dr. Henney is a medical oncologist and has held several posts at the National Cancer Institute, including Deputy Director from 1980 to 1985.

•	Also a director of AstraZeneca PLC and Cigna Corporation.

R. David Yost:

•	Age 59.

•	Director and Chief Executive Officer of the Company since August 2001.

•	President of the Company from August 2001 to October 2002.

•

Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001 and President and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to December 2000.

•

Held variety of other positions with AmeriSource Health Corporation and its predecessors since 1974, including Executive Vice President – Operations of AmeriSource Health Corporation from 1995 to 1997.

•	Also a director of Electronic Data Systems Corporation.

Who are the Class II directors?

The Class II directors are Richard C. Gozon, Michael J. Long and J. Lawrence Wilson.

When does the term of the Class II directors expire?

The term of office of the Class II directors will expire at the 2009 Annual Meeting of Stockholders.

Biographical information about Class II directors:

Richard C. Gozon:

•	Age 68.

•	Chairman of the Board of Directors of the Company since February 2006.

•	Director of the Company since August 2001.

•	Director of AmeriSource Health Corporation from 1994 to August 2001.

•

Executive Vice President of Weyerhaeuser Company (international forest products company) and Chairman of North Pacific Paper Company (a joint venture between Weyerhauser Company and Nippon Paper Industries) from June 1994 until his retirement in 2002.

•	Also lead director of Triumph Group, Inc., a director of UGI Corporation and AmeriGas Partners, L.P. and a member of the Board of Trustees of Thomas Jefferson University.

Michael J. Long

•	Age 48.

•	Director of the Company since May 2006.

•	Senior Vice President and President, North America and Asia/Pacific Components for Arrow Electronics, Inc. (global distributor of electronic components and computer products) since 2005.

•	President and Chief Operating Officer of Arrow North American Computer Products from 1998 to 2005.

•	President, Gates/Arrow Distributing from 1995 to 1999.

•	President, Capstone Electronics, an Arrow company, from 1994 to 1995.

•	Member of the Board of Trustees of the Denver Zoo.

J. Lawrence Wilson:

•	Age 70.

•	Director of the Company since August 2001.

•	Director of AmeriSource Health Corporation from January 2000 to August 2001.

•	Chairman and Chief Executive Officer of Rohm and Haas Company (specialty chemicals and materials company) from 1988 until his retirement in 1999.

•	Also a director of Cummins Inc. and The Vanguard Group of Investment Companies.

Are there any family relationships among the Company’s directors and executive officers?

No.

What are the Committees of the Board of Directors?

The Board of Directors has the following standing Committees: Executive and Finance; Audit and Corporate Responsibility; Compensation and Succession Planning; and Governance and Nominating.

Name of Committee and Members	Duties and Responsibilities of Committee

Executive and Finance
R. David Yost, Chairman Richard C. Gozon Edward E. Hagenlocker Kurt J. Hilzinger J. Lawrence Wilson

• Exercises the authority of the Board of Directors between the meetings of the Board on matters that cannot be delayed, except as limited by Delaware law and the Company’s Bylaws.

• Reviews the asset and liability structure of the Company and considers its funding and capital needs.

• Reviews the Company’s dividend policy.

• Reviews strategies developed by the Company to meet changing economic and market conditions.

• At the request of the Board of Directors, reviews proposed capital expenditures and proposed acquisitions and divestitures.

Audit and Corporate Responsibility
Edward E. Hagenlocker, Chairman Rodney H. Brady Charles H. Cotros Jane E. Henney, M.D.

• Appoints, and has authority to terminate, the Company’s independent registered public accounting firm.

• Pre-approves all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm.

Name of Committee and Members	Duties and Responsibilities of Committee

• Reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s audited financial statements and interim quarterly financial statements as well as management’s discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the SEC.

• Discusses with the Company’s independent registered public accounting firm matters related to the conduct of the audit.

• Reviews and discusses the independence of the Company’s independent registered public accounting firm.

• Prepares the Audit Committee report as required by SEC rules.

• Reviews the scope of the proposed audit to be conducted by the Company’s independent registered public accounting firm each fiscal year and the audit procedures to be utilized.

• Discusses with management and/or the Company’s independent registered public accounting firm significant financial reporting issues and accounting issues and the adequacy of the Company’s internal control over financial reporting.

•  Reviews with the Company’s independent registered public accounting firm the effectiveness of the Company’s accounting and financial controls, including the Company’s internal control over financial reporting.

• Reviews internal audit function, internal audit plans, internal audit reports and management’s response to such reports.

• Reviews appointment, performance and replacement of the Company’s senior internal auditor.

• Oversees compliance with the Company’s Code of Ethics and Business Conduct.

Compensation and Succession Planning
J. Lawrence Wilson, Chairman Richard C. Gozon Michael J. Long Henry W. McGee

• Reviews and approves the Company’s executive compensation strategy and the individual elements of total compensation for the Chief Executive Officer and other members of senior management.

• Ensures that executive compensation strategy supports stockholder interests.

• Prepares the Compensation Committee report on executive compensation as required by SEC rules.

• Evaluates performance of management annually.

Name of Committee and Members	Duties and Responsibilities of Committee

• Proposes stock option plans for approval by stockholders.

• Administers and makes awards under the Company’s incentive compensation plans, including stock option plans.

• Administers and makes investment decisions relating to the Company’s retirement plans.

• Administers the Company’s benefit plans.

• Reviews with management and makes recommendations relating to succession planning and management development.

Governance and Nominating
Charles H. Cotros, Chairman Rodney H. Brady Edward E. Hagenlocker Jane E. Henney, M.D.

• Recommends selection and qualification criteria for directors.

• Identifies and recommends qualified candidates to serve as directors of the Company.

• Considers nominees for director recommended by stockholders.

• Determines selection and qualification criteria for Committee members.

• Evaluates and advises the Board on the Company’s approach to corporate governance.

• Makes recommendations regarding the size and composition of the Board and the composition and responsibilities of Committees.

• Assesses the performance of the Board of Directors.

• Reviews and makes recommendations to the Board regarding director compensation.

How often did the Board and the Committees meet in fiscal year 2006?

During fiscal year 2006, the Board of Directors met six times; the Executive and Finance Committee met three times; the Audit and Corporate Responsibility Committee met 11 times; the Compensation and Succession Planning Committee met four times; and the Governance and Nominating Committee met four times.

Did each director attend at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served?

Yes.

Do the non-management directors meet regularly?

The non-management directors meet at or near the end of each regularly scheduled meeting of the Board of Directors. The Chairman of the Board of Directors presides at such meetings. If the Chairman is not present, the chairmen of the Committees preside on a rotating basis.

How do interested parties make their concerns known to the non-management directors?

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. The Company’s Secretary will determine, in his good faith judgment, which communications will be relayed to the non-management directors.

How are directors compensated?

During fiscal year 2006, the Chairman of the Board and each director who was not an employee of the Company received an annual retainer of $50,000. In addition to the annual retainer, the Chairman of the Board receives $7,500 for attendance in person at each Board meeting and each other director receives $3,000 for attendance in person at each Board meeting. The Audit Committee chairman receives $5,000 for attendance in person at each Committee meeting and each other Committee chairman receives $3,000 for attendance in person at each Committee meeting. Other Committee members receive $1,500 for attendance in person at each Committee meeting. Each director receives 50% of the in-person meeting fee for telephonic Board and Committee meetings.

Effective October 1, 2006, the Chairman of the Board receives an annual retainer of $90,000 and each other director who is not an employee of the Company receives an annual retainer of $60,000. In addition, effective October 1, 2006, the Compensation Committee chairman receives $5,000 for attendance in person at each Committee meeting.

During fiscal year 2006, each non-employee director received an annual grant of non-qualified stock options exercisable for 9,515 shares of Company common stock, except Mr. Long who received an initial pro-rata grant of non-qualified stock options exercisable for 7,046 shares upon his election to the Board in May 2006. These options were granted to each non-employee director pursuant to the provisions of the AmerisourceBergen Corporation 2001 Non-Employee Directors’ Stock Option Plan that provides for an annual grant to non-employee directors of options having a fair value of $100,000 or an initial grant for a pro-rata portion of the $100,000 fair value upon election to the Board. The fair value of the 2006 annual option grants to non-employee directors was determined on the basis of the binomial method of valuation.

A director may elect to have the annual retainer and meeting fees paid in cash, restricted Company common stock or options exercisable for Company common stock, or credited to a deferred compensation account. The AmerisourceBergen Corporation 2001 Restricted Stock Plan and the AmerisourceBergen Corporation 2001 Non-Employee Directors’ Stock Option Plan each contain provisions allowing directors to forego 50% or more of their annual retainer in exchange for an enhanced amount of restricted stock or options.

AmerisourceBergen Corporation 2001 Deferred Compensation Plan.    A director may elect to defer all or any part of the annual retainer and meeting fees received and have the deferred amount credited to an account under the AmerisourceBergen Corporation 2001 Deferred Compensation Plan (the “Deferred Compensation Plan”). Payment under the Deferred Compensation Plan will be made or commence on the first day of the month after the non-employee director ceases being a director of the Company. A director may elect to receive a deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. The Company pays all costs and expenses incurred in the administration of the Deferred Compensation Plan.

AmerisourceBergen Corporation 2001 Restricted Stock Plan.    The AmerisourceBergen Corporation 2001 Restricted Stock Plan (the “Directors’ Restricted Stock Plan”) provides for an initial grant of restricted stock having a fair value of $50,000 to each non-employee director upon commencement of service as a director. In addition, a director may elect to forego 50% or more of the annual retainer received and, in lieu thereof, receive a grant of restricted stock having a value equal to 125% of the amount of compensation foregone, provided the director has not elected to have the foregone amount credited in the form of stock options under the

AmerisourceBergen Corporation 2001 Non-Employee Directors’ Stock Option Plan. In most cases, the restrictions on the stock lapse three years from the grant date. A director who retires prior to three years from the date of grant may receive a pro rata distribution of such stock, at the discretion of the Board.

AmerisourceBergen Corporation 2001 Non-Employee Directors’ Stock Option Plan.    The AmerisourceBergen Corporation 2001 Non-Employee Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”) provides for an annual grant of options to each non-employee director of non-qualified options having a fair value of $100,000. The annual option grant is made after each annual meeting of stockholders. The Board may also provide for one or more grants of non-qualified options to any non-employee director appointed to the Board at a time other than on the date of the annual meeting of stockholders to reflect the pro-rata portion of the $100,000 fair value. In addition, a director may elect to forego 50% or more of the annual retainer received and, in lieu thereof, receive a grant of non-qualified stock options under the Directors’ Stock Option Plan having a fair value equal to 150% of the amount of foregone compensation, provided the director has not elected to have the foregone amount credited in the form of restricted stock under the Directors’ Restricted Stock Plan. The exercise price of all options granted is the fair market value of a share of the Company’s common stock on the date of grant. The options granted vest over three years beginning on the first anniversary of the grant date, with one-third of the options granted vesting each year. Vested options may be exercised at any time prior to the tenth anniversary of the grant date unless a director ceases to be a member of the Board of Directors, in which case the options generally will expire either one year after the director ceases to be a member of the Board of Directors (or three years thereafter if the director terminates voluntarily as a member of the Board of Directors). Unless a director ceases to be a member of the Board of Directors for cause (as defined in the Directors’ Stock Option Plan), all unvested options become fully vested on the date of such cessation.

CODES OF ETHICS

Has the Company adopted a code of ethics and business conduct that applies to directors, officers and employees?

The AmerisourceBergen Corporation Code of Ethics and Business Conduct, in its current form, was adopted by the Board of Directors in May 2004 and applies to directors and employees, including officers. The Company’s Code of Ethics and Business Conduct is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual.

The AmerisourceBergen Corporation Code of Ethics and Business Conduct is posted on the Company’s Internet website. The Company’s Internet address is www.amerisourcebergen.com. We will provide the Code of Ethics and Business Conduct in print without charge to any stockholder who makes written request to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

Any waivers of the application of the AmerisourceBergen Corporation Code of Ethics and Business Conduct to directors or executive officers must be made either by the Board of Directors or the Governance and Nominating Committee. Any such waiver of the Code of Ethics and Business Conduct will be disclosed promptly on the Company’s Internet website. Any amendment of the Code of Ethics and Business Conduct also will be disclosed promptly on the Company’s Internet website.

Has the Company adopted a code of ethics for the principal executive officer and principal financial and accounting officers of the Company as required by SEC regulations?

The Company has adopted the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC’s Regulation S-K. The Code of Ethics for Designated Senior Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller.

The AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers is posted on the Company’s Internet website. The Company’s Internet address is www.amerisourcebergen.com. A copy of the Code of Ethics for Designated Senior Officers also has been filed with the SEC as an exhibit to the Company’s periodic reports under the Securities Exchange Act of 1934, as amended. In addition, we will provide the Code of Ethics for Designated Senior Officers in print without charge to any stockholder who makes written request to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

Any waiver or amendment of the Code of Ethics for Designated Senior Officers will be disclosed promptly on the Company’s Internet website.

CORPORATE GOVERNANCE

Has the Company adopted corporate governance principles for the Board of Directors?

The Board of Directors has adopted Corporate Governance Principles that are intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual.

The Corporate Governance Principles for the Board of Directors, together with the charters of the Committees, provide the framework for the governance of the Company. The Board of Directors reviews and updates the Corporate Governance Principles and the Committee charters from time to time to reflect corporate governance best practices. The Corporate Governance Principles address a variety of governance issues, including:

•	Role and functions of the Board.

•	Qualifications of directors, including age limitations.

•	Mandatory tender of resignation by any director who changes employer or present job responsibility.

•	Independence of directors.

•	Size of the Board.

•	Board committees.

•	Meetings of non-employee directors, including the procedures for determining which director will preside at such meetings.

•	Self-evaluation of the Board.

•	Ethics and conflicts of interest.

•	Reporting of concerns to non-employee directors or the Audit and Corporate Responsibility Committee.

•	Compensation of the Board.

•	Stock ownership requirements.

•	Access to senior management of the Company.

•	Access to independent advisors.

The AmerisourceBergen Corporation Corporate Governance Principles are posted on the Company’s Internet website. The Company’s Internet address is www.amerisourcebergen.com.

Has the Board determined which of the directors are independent?

The Board has determined that, except for Messrs. Yost and Hilzinger, all of the directors are independent under the principles contained in Section 303A.02 of the NYSE Listed Company Manual and in the AmerisourceBergen Corporation Corporate Governance Principles.

The NYSE Listed Company Manual requires that the Company have a majority of independent directors. The Company’s Corporate Governance Principles require that the Board maintain a minimum of 70% independent directors.

If the three nominees for director (described above under Election of Directors ) are elected at the Annual Meeting, all of the directors then serving will be independent with the exception of Messrs. Yost and Hilzinger and more than 70% of the directors will be independent.

The members of the Audit and Corporate Responsibility, Compensation and Succession Planning, and Governance and Nominating Committees are required to be independent by Section 303A of the NYSE Listed Company Manual and by the charters of those Committees. All of the current members of each of those Committees are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in the AmerisourceBergen Corporation Corporate Governance Principles).

Where can stockholders find our corporate governance documents?

Our Corporate Governance Principles and the charters of the Executive and Finance, Audit and Corporate Responsibility, Compensation and Succession Planning and Governance and Nominating Committees have been posted on the Company’s Internet website. The Company’s Internet address is www.amerisourcebergen.com.

Our corporate governance documents also are available in print upon request. Stockholders who wish to request any of such documents in print should submit their requests in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

PROCESS FOR IDENTIFYING AND EVALUATING DIRECTOR NOMINEES AND FOR

SUBMITTING RECOMMENDATIONS

How does the Governance and Nominating Committee identify and evaluate director nominees?

Director nominees should:

•	possess the highest personal and professional ethics,

•	possess integrity and values,

•	be committed to representing the long-term interests of the stockholders, and

•	have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Governance and Nominating Committee seeks to identify candidates who bring diverse experience at policymaking levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities.

Additionally, director nominees should have sufficient time to effectively carry out their duties. Director nominees who also serve as the Chief Executive Officer or the Chief Operating Officer of the Company may serve on the board of no more than one other public company. Other director nominees may serve on the boards of no more than four other public companies.

What process should a stockholder follow to propose nominees for consideration by the Governance and Nominating Committee?

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the Committee.

In order to be considered for inclusion in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2008, the name of the proposed nominee and supporting biographical information and description of the qualifications of the proposed nominee must be received before September 18, 2007.

Is the Governance and Nominating Committee currently seeking to identify additional candidates for director nominees?

The Governance and Nominating Committee expects to undertake efforts during the coming year to identify candidates for director nominee to fill the vacancy that will arise at the 2008 Annual Meeting of Stockholders when Mr. Brady will retire as a director pursuant to the Company’s mandatory retirement policy for directors. The Governance and Nominating Committee expects that it will engage a nationally-recognized search firm to help identify such candidates.

AUDIT MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Hagenlocker is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Report of the Audit and Corporate Responsibility Committee

The Audit and Corporate Responsibility Committee consists of the four directors named below. All of the Committee members are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual) and all of the members are financially literate.

The Committee reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm (i) the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and (ii) the Company’s internal control over financial reporting. The Company’s management has the primary responsibility for the Company’s financial statements and its financial reporting and control processes and procedures, including its internal control over financial reporting and its disclosure controls and procedures. The Company’s management has represented to the Audit and Corporate Responsibility Committee that the financial statements contained in the Company’s fiscal year 2006 10-K Report were prepared in accordance with U.S. generally accepted accounting principles and that the Company’s internal control over financial reporting was effective as of September 30, 2006 (based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission).

The Committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States).

The Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended.

The Committee also discussed with the Company’s independent registered public accounting firm the firm’s audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including significant deficiencies identified, if any.

Based on the reviews and discussions referred to above, the Audit and Corporate Responsibility Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal year 2006 10-K Report.

AUDIT AND CORPORATE RESPONSIBILITY

COMMITTEE

Edward E. Hagenlocker, Chairman

Rodney H. Brady

Charles H. Cotros

Jane E. Henney, M.D.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit and Corporate Responsibility Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent registered public accounting firm is permitted to perform for the Company under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

Independent Registered Public Accounting Firm’s Fees

During the fiscal years ended September 30, 2006 and 2005, Ernst & Young LLP, the Company’s independent registered public accounting firm, billed the Company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the Company:

Fee Category	Fiscal year 2006	Fiscal year 2005
Audit Fees	$4,312,900	$3,925,900
Audit-Related Fees	1,985,955	315,000
Tax Fees	302,695	211,420
All Other Fees	4,000	6,000

TOTAL	$6,605,550	$4,458,320

Audit fees consisted of fees for the audit of the Company’s annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of Company documents filed with the SEC. Audit fees also included the fees for the audit of management’s fiscal year-end assessment of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including primarily employee benefit plan audits and due diligence related to acquisitions. Audit-related fees for fiscal year 2006 also included fees of $1,050,000 for work related to the audit of stand-alone financial statements for PharMerica LTC, the Company’s institutional pharmacy business. In October 2006, the Company signed a master transaction agreement with Kindred Healthcare, Inc. to combine our respective institutional pharmacy businesses into a new, stand-alone, publicly traded company. Audited stand-alone financial statements for the PharMerica LTC business are needed in order to proceed with the transaction.

Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2007

(Item 2 on the Proxy Card)

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007. The Audit and Corporate Responsibility Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2007. Although the Company’s governing documents do not require the submission of the appointment of the Company’s independent registered public accounting firm to the stockholders for approval, the Board of Directors considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007, the Audit and Corporate Responsibility Committee will investigate the reasons for the rejection by the stockholders and will reconsider the appointment of Ernst & Young LLP.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2007 will include the examination of the consolidated financial statements of the Company and services related to periodic filings made with the SEC. Audit services for fiscal year 2007 also will include the audit of management’s fiscal year-end assessment of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2005 and 2006, as described above under the heading Independent Registered Public Accounting Firm’s Fees.

Will representatives of the independent registered public accounting firm be present at the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

COMPENSATION MATTERS

Report of the Compensation and Succession Planning Committee on Executive Compensation

The Compensation and Succession Planning Committee consists of the four directors named below. All of the members of the Committee are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual).

The Committee reviews and approves all compensation for the Chief Executive Officer and the other executive officers of the Company. The Committee periodically compares the Company’s executive compensation levels with those of companies with which the Company believes that it competes in recruitment and retention of senior executives. The Committee also reviews and makes recommendations with respect to succession planning and management development.

Objectives of the Company’s Compensation Program for Executive Officers

The objectives of the Company’s executive compensation program are:

•	to align individual objectives and performance with the Company’s business objectives and performance,

•	to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company, and

•	to motivate those executives to advance the interests of stockholders.

Compensation Policies for the Company’s Executive Officers

The Company’s compensation program for executive officers consists of three primary components: base salary, annual incentives (e.g., annual bonus) and long-term incentives (e.g., stock options and restricted stock).

In furtherance of the objectives of the Company’s compensation program, the Committee believes that the executive officers of the Company should have a greater portion of their compensation at risk than other employees. The Company’s compensation program for executive officers is designed to deliver base salary below the median of the companies with which the Company competes for senior executives. Base salary plus annual incentive compensation is intended to provide compensation to the Company’s executive officers in the range of the median for those fiscal years when the Company meets its financial objectives.

Base Salary.    The Committee reviews the base salaries of the executive officers of the Company annually and makes adjustments based on: past performance; changes in job duties, scope and responsibilities; competitive pay data; and expected future contributions of each executive. The Committee reviewed and determined the base salaries paid to the Company’s executive officers for fiscal year 2006 based on consideration of these factors.

Annual Incentives.    All executive officers participate in the Company’s Annual Incentive Plan, an annual cash bonus program. The program is designed to motivate and reward the executive officers of the Company by aligning pay primarily with the achievement of measurable Company or business group financial performance criteria. The annual incentives for the Company’s executive officers are tied predominantly to Company or business group financial performance criteria along with the achievement of non-financial, individual criteria to a limited extent. Applicable criteria are established for each executive officer at the beginning of each fiscal year. The target incentive levels for the executive officers under the Annual Incentive Plan for fiscal year 2006 ranged from 100% to 120% of base salary rate, plus the potential for an additional bonus of up to 50% of the target incentive level (“stretch bonus”) should the Company exceed its earnings per share (EPS) target or, to the extent applicable for the particular executive officer, its earnings before interest and taxes (EBIT) target.

At the end of fiscal year 2006, the performance of each executive officer was evaluated against the financial criteria and any non-financial, individual criteria established for that executive officer for fiscal year 2006. The financial performance criteria for the executive officers in fiscal year 2006 included combinations of the following: EPS and return on committed capital (ROCC) at the Company level and, to the extent applicable for the particular executive officer, EBIT and ROCC at the business group level. The percentage of target incentive level paid to the executive officers for fiscal year 2006 ranged from 90% to 121.6% of their respective target incentive levels (90% to 146% of their respective base salaries) for fiscal year 2006, including stretch bonuses for certain executives ranging from 11% to 21.6% of their respective target incentive levels (11% to 26% of base salaries). The annual incentive payments to all of the Named Executive Officers (as defined below), who comprised all of the Company’s executive officers in fiscal year 2006, were based exclusively upon the degree to which they achieved their respective performance criteria for fiscal year 2006, with the exception of Mr. Haas, who was credited as well for the significant efforts and contributions that he made to the performance of the Company and AmerisourceBergen Drug Corporation, including superior working capital performance by the Company and AmerisourceBergen Drug Corporation.

Long-Term Incentives.    The Committee is responsible for overseeing the administration of the 2002 Management Stock Incentive Plan, as amended (the “2002 Plan”), and for making grants under the 2002 Plan. Stock options granted under the 2002 Plan are required to have an exercise price equal to or greater than the fair market value of the Company’s stock on the date of grant. Generally, stock options vest 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of ten years from the date of grant. Generally, restricted stock vests 100% on the third anniversary from the grant date. The number of options and restricted stock granted to each executive officer of the Company is reviewed and approved by the Committee and is based on such officer’s position within the Company, job performance, future potential, awards made to executives at comparable companies and other pertinent factors.

Historically, the annual equity grants to executives and other key employees of the Company under the 2002 Plan consisted exclusively of options to purchase the Company’s common stock. The Company shifted to a mix of stock options and restricted stock for the fiscal year 2006 annual equity grants, with 75% of the value of the equity grants to each executive or key employee being in the form of options to purchase the Company’s common stock and 25% being in the form of restricted shares of the Company’s common stock. This shift in annual grant practice was made as a result of analysis undertaken for the Committee by a third party executive compensation consulting firm. This shift was considered necessary and appropriate to align the Company’s practices with those of the companies with whom the Company competes for executive talent.

Options to purchase a total of 401,250 shares of the Company’s common stock and awards totaling 44,583 restricted shares of the Company’s common stock were granted pursuant to the 2002 Plan to the Named Executive Officers in fiscal year 2006. The stock options and restricted stock granted to the Named Executive Officers represented approximately 17% and 16%, respectively, of the stock options and restricted stock granted to the Company’s management and other employees as a whole in fiscal year 2006. No other types of awards were granted to the Named Executive Officers in fiscal year 2006.

Chief Executive Officer’s Compensation for Fiscal Year 2006

Each year Mr. Yost and the Committee agree upon performance objectives. At the end of each year the Committee reviews Mr. Yost’s performance against those objectives.

The Committee determined at the beginning of fiscal year 2006 that Mr. Yost would be eligible to receive annual incentive payments at a target level of 120% of his annual base salary rate if the Company met or exceeded specified targets of financial performance for fiscal year 2006 – EPS and ROCC – and if Mr. Yost met or exceeded a number of non-financial criteria. The financial criteria were weighted such that Mr. Yost’s ability to attain the 120% of annual base salary target level was 50% dependent on EPS and 33.33% on ROCC. Mr. Yost’s ability to attain the annual incentive target level was 16.67% dependent on the non-financial criteria. In addition, Mr. Yost had the potential for an additional stretch bonus of up to 50% of the target incentive level (60% of base salary) if the Company’s EPS target was exceeded. At the end of fiscal year 2006, the Committee evaluated the financial performance of the Company and determined that the Company had met or exceeded all targets on which Mr. Yost’s annual incentive payments were dependent and that Mr. Yost was entitled to a stretch bonus of 21.6% of his target incentive level for fiscal year 2006 based on superior EPS performance. The Committee also evaluated Mr. Yost’s performance and determined that he had met or exceeded the non-financial criteria. Accordingly, the Committee determined that Mr. Yost was entitled to receive 121.6% of his target incentive level for fiscal year 2006. As a result, Mr. Yost received an annual incentive payment in the amount of 146% of his annual base salary rate for fiscal year 2006.

Executive Stock Ownership Guidelines

In an effort to further align the long-term interests of management with those of the Company’s stockholders and provide a continuing incentive for management to foster the Company’s success, on August 10, 2006, the Committee and the Board implemented the Executive Stock Ownership Guidelines. The guidelines specify a dollar value of shares of the Company’s common stock that executive officers and certain key employees must accumulate and hold by three years from the later of (i) adoption of the program or (ii) date of hire. Under the guidelines, Mr. Yost is required to own a minimum of five times his base salary and the other Named Executive Officers are required to own a minimum of three times their respective base salaries. As of September 30, 2006, Mr. Yost and the other Named Executive Officers were already in full compliance with the guidelines.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based compensation”. The Committee has not taken action to date to structure the elements of cash compensation payable to the Company’s executive officers so as to comply specifically with Section 162(m) of the Code. The compensation paid to the Company’s executive officers for fiscal year 2006 that is not considered performance-based for purposes of Section 162(m) of the Code exceeded the $1 million limit per officer for Messrs. Yost, Hilzinger and DiCandilo. Accordingly, the portion of such compensation paid to each of them that exceeded $1 million was not deductible for federal tax purposes.

The Committee will continue to consider and evaluate all the Company’s compensation programs in light of Section 162(m) of the Code and related regulations. However, the Company may continue to pay compensation that is not deductible in certain circumstances if sound business judgment so requires.

COMPENSATION AND SUCCESSION PLANNING COMMITTEE

J. Lawrence Wilson, Chairman

Richard C. Gozon

Michael J. Long

Henry W. McGee

Compensation Committee Interlocks and Insider Participation

The non-employee directors who serve as members of the Compensation and Succession Planning Committee are identified above. No member of the Compensation and Succession Planning Committee is a former or current officer or employee of the Company or any of the Company’s subsidiaries. To the Company’s knowledge, there were no other relationships involving members of the Compensation and Succession Planning Committee requiring disclosure in this section of this Proxy Statement pursuant to the applicable SEC regulations. No executive officer of the Company has served on the board of directors or compensation committee of any company that has or has had one or more of its executive officers serving as a director of the Company.

Executive Compensation

The following table sets forth the compensation paid to or earned by our Chief Executive Officer and the Company’s four other executive officers (collectively referred to in this Proxy Statement as the “Named Executive Officers”) during each of the Company’s last three fiscal years.

Summary Compensation Table

	Annual Compensation(1)				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus ($) (2)	Other Annual Compensation ($) (3)	Restricted Stock Awards ($) (4)	Securities Underlying Options(#)	All Other Compensation ($) (5)
R. David Yost	2006	1,081,718	1,585,479	—	470,694	97,500	8,800
Chief Executive Officer	2005	1,044,750	731,325	—	—	170,000	8,400
	2004	1,039,010	501,480	—	—	170,000	8,200

Kurt J. Hilzinger	2006	647,116	869,440	96,430	434,500	90,000	8,800
President and Chief Operating Officer	2005	620,615	406,250	—	—	170,000	8,400
	2004	584,115	322,850	—	—	170,000	8,200

Michael D. DiCandilo	2006	519,231	638,400	—	362,069	75,000	8,800
Executive Vice President and Chief Financial Officer	2005	460,577	285,000	—	—	120,000	8,400
	2004	348,269	175,000	—	—	120,000	8,200

Steven H. Collis	2006	455,961	477,480	—	343,994	71,250	8,800
Senior Vice President and President, AmerisourceBergen Specialty Group	2005 2004	422,326 400,038	466,650 426,120	— —	— 283,400	120,000 120,000	8,400 1,508,200	(6)

Terrance P. Haas	2006	397,116	360,000	—	325,875	67,500	8,800
Senior Vice President and President, AmerisourceBergen Drug Corporation	2005 2004	369,231 309,250	206,000 167,895	— —	— —	110,000 100,000	8,400 8,200

(1)

Includes any amounts deferred under the Deferred Compensation Plan. Eligible executive officers may elect to defer a specified amount of cash compensation and have the deferred amount credited in an account under the Deferred Compensation Plan. Election forms must be filed for each year an executive officer wishes to defer compensation and each form shall specify the method of payment of benefits and the time such payment is to commence. The deferred benefits will be distributed by the Company in accordance with the terms of the Deferred Compensation Plan and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer may elect to receive a deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. The Company pays all costs and expenses incurred in the administration of the Deferred Compensation Plan.

(2)

Bonuses for each fiscal year were determined by applying the bonus percentage earned, as determined by the Compensation and Succession Planning Committee to the base salary rate of each Named Executive Officer for the fiscal year to which the bonus relates. The amounts shown consist of bonuses earned in the fiscal year identified but paid in full in the subsequent fiscal year.

(3)

Other Annual Compensation for Mr. Hilzinger in fiscal year 2006 includes $69,300 in club dues. No other Named Executive Officer was paid or provided perquisites and other personal benefits, securities or properties in fiscal year 2006, 2005 or 2004 with an aggregate value of more than $50,000 (or, if lower, 10% of the total of salary and bonus paid in such fiscal year to such individual).

(4)

The dollar values shown for the restricted shares granted to the Named Executive Officers in fiscal year 2006 are based on a per share value of $43.45, which was the closing price of the common stock on February 8, 2006, the date that the restricted shares were granted. The dollar value shown for the restricted shares granted to Mr. Collis in fiscal year 2004 is based on a per share value of $28.34, which was the closing price of the common stock on February 19, 2004, the date that the restricted shares were granted to

Mr. Collis. Aggregate restricted stock awards and values on September 30, 2006 (based on a per share value of $45.20, which was the closing price of the Company’s common stock on September 29, 2006) for the Named Executive Officers are as follows: Mr. Yost – 10,833 unvested shares, $489,652; Mr. Hilzinger – 10,000 unvested shares, $452,000; Mr. DiCandilo – 8,333 unvested shares, $376,652; Mr. Collis – 17,917 unvested shares, $809,848; Mr. Haas – 7,500 unvested shares, $339,000. Restricted stock awards vest on the third anniversary of the date of grant. Dividends accrue starting the date of grant and will be paid upon vesting and delivery of the shares. None of the Named Executive Officers’ outstanding restricted stock awards vested in fiscal year 2006.

(5)

Except as indicated in Note 6, the amounts disclosed for each of the Named Executive Officers in the All Other Compensation column consist of Company contributions under the AmerisourceBergen Employee Investment Plan, a defined contribution 401(k) plan, as follows: $8,800 for 2006; $8,400 for 2005; and $8,200 for 2004.

(6)

Mr. Collis was paid $1,500,000 in February 2004 pursuant to the terms of the employment agreement that he entered into with the Company in February 2004. The terms of Mr. Collis’s employment agreement are described below under Agreements with Employees.

New SEC Rules for Disclosure of Executive Officer Compensation

The SEC adopted amendments to the executive officer and director compensation disclosure rules in 2006. These rules will require, among other things, new tabular and narrative disclosure about executive officer and director compensation. These rules became effective for company filings containing disclosures for fiscal years ending on or after December 15, 2006. Accordingly, we are not required to comply with these new SEC rules in this Proxy Statement and are complying with the existing applicable rules. For comparison purposes, however, we are also voluntarily including an illustrative Summary Compensation Table under the new SEC rules. The illustrative table below sets forth the compensation paid to or earned by the Named Executive Officers during the fiscal year ended September 30, 2006 in the tabular format with which the Company will be required to comply starting next year.

Illustrative Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
R. David Yost	2006	1,081,718	—	100,840	518,646	1,585,479	256,308	32,309	3,575,300
Chief Executive Officer

Kurt J. Hilzinger	2006	647,116	—	93,086	505,918	869,440	0	105,230	2,220,789
President and Chief Operating Officer

Michael D. DiCandilo	2006	519,231	—	77,568	376,586	638,400	4,535	24,274	1,640,594
Executive Vice President and Chief Financial Officer

Steven H. Collis	2006	455,961	—	168,163	370,221	477,480	29,178	41,492	1,542,495
Senior Vice President and President, AmerisourceBergen Specialty Group

Terrance P. Haas	2006	397,116	—	69,814	343,082	360,000	0	18,307	1,188,319
Senior Vice President and President, AmerisourceBergen Drug Corporation

(1)

These amounts represent the compensation cost that would be recognized by the Company in fiscal year 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (“FAS 123R”) for outstanding restricted stock awards held by the Named Executive Officers if the estimate of forfeitures related to service-based vesting conditions were disregarded. There were no forfeitures by the Named Executive Officers in fiscal year 2006. See Note 9 to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for assumptions used to estimate the fair values of restricted stock and option awards granted during fiscal year 2006.

(2)

These amounts represent the compensation cost that would be recognized by the Company in fiscal year 2006 in accordance with FAS 123R for outstanding options held by the Named Executive Officers if the estimate of forfeitures related to service-based vesting conditions were disregarded. There were no forfeitures by the Named Executive Officers in fiscal year 2006. See Note 9 to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for assumptions used to estimate the fair values of restricted stock and option awards granted during fiscal year 2006.

(3)

These amounts represent the annual bonuses for fiscal year 2006 under the Company’s Annual Incentive Plan, which were determined based exclusively on the degree to which the Named Executive Officer achieved the performance criteria established for such executive by the Compensation and Succession Planning Committee at the beginning of the fiscal year, with the exception of Mr. Haas, who was also credited, in the committee’s discretion under the plan, for significant efforts and contributions that he made to the performance of the Company and AmerisourceBergen Drug Corporation. The amounts shown consist of bonuses earned in the fiscal year identified but paid in full in the subsequent fiscal year.

(4)

The amounts for Messrs. Yost, Hilzinger, DiCandilo and Haas include the aggregate year-to-year change in the actuarial present value of the accumulated benefit under the AmerisourceBergen Drug Corporation Participating Companies Pension Plan and the AmerisourceBergen Supplemental Executive Retirement Plan. Due to the increase in the discount rate from 5.25% for 2005 to 6.35% for 2006, the changes in pension values for Messrs. Hilzinger and Haas were negative. Mr. Hilzinger’s decrease was $17,518 and Mr. Haas’ decrease was $13,171. For purposes of the table, negative amounts are reflected as being zero. The amounts for Messrs. DiCandilo and Collis include deferred compensation earnings for fiscal year 2006 in the amounts of $1,683 and $29,178, respectively, under the Company’s Deferred Compensation Plan.

(5)	The following table identifies and quantifies each item of compensation included in the fiscal year 2006 amounts set forth in the All Other Compensation column:

Name	Employee Investment Plan ($) (1)	Life Insurance Premium ($)	Tax Gross Ups ($) (2)	Tax Preparation ($)	Financial Planning ($)	Automobile Allowance ($)	Club Dues ($)	Spouse Travel ($)	Tickets ($)	Relocation ($)	Total ($)
R. David Yost	8,800	0	0	0	10,090	9,600	3,363	456	0	0	32,309
Kurt J. Hilzinger	8,800	0	0	0	17,530	9,600	69,300	0	0	0	105,230
Michael D. DiCandilo	8,800	0	0	0	15,174	0	300	0	0	0	24,274
Steven H. Collis	8,800	0	3,571	0	15,006	0	2,303	0	11,813	0	41,492
Terrance P. Haas	8,800	0	0	0	9,207	0	300	0	0	0	18,307

(1)	These amounts represent Company contributions under the AmerisourceBergen Employee Investment Plan, the Company’s 401(k) plan, which accrued to the executives under the plan during 2006.

(2)	These amounts include all gross-ups reimbursed during the fiscal year for the payment of taxes.

Options Granted and Exercised in Fiscal Year 2006

The following tables set forth certain information with respect to options granted to and exercised by the Named Executive Officers during fiscal year 2006. The information set forth in these tables relates to options granted to and exercised by the Named Executive Officers of the Company to purchase shares of common stock under the 2002 Management Stock Incentive Plan.

Option Grants in Fiscal Year 2006

Name	Number of Securities Underlying Options/SARs Granted(#) (1)	Individual Grant
		% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
					5%	10%
R. David Yost	97,500	4.0	43.45	02/08/16	2,664,233	6,751,691
Kurt J. Hilzinger	90,000	3.7	43.45	02/08/16	2,459,292	6,232,330
Michael D. DiCandilo	75,000	3.1	43.45	02/08/16	2,049,410	5,193,608
Steven H. Collis	71,250	2.9	43.45	02/08/16	1,946,940	4,933,928
Terrance P. Haas	67,500	2.8	43.45	02/08/16	1,844,469	4,674,247

(1)	The options were granted in February 2006 and vest 25% one year after the date of grant and then 25% per year thereafter.

(2)

The potential realizable value assumes that the market price of the Company’s common stock appreciates in value from the date of grant of the options (February 8, 2006) to the expiration date of the options (February 8, 2016) at the annualized rates of 5% and 10%.

Aggregated Option Exercises in Fiscal Year 2006 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. David Yost	200,000	5,869,596	1,212,500	225,000	22,575,080	1,972,838
Kurt J. Hilzinger	80,000	2,227,496	1,252,500	217,500	26,144,769	1,959,713
Michael D. DiCandilo	49,000	1,442,527	496,000	165,000	7,728,850	1,403,400
Steven H. Collis	117,397	1,690,548	332,351	161,250	4,958,755	1,396,838
Terrance P. Haas	—	—	327,500	150,000	5,026,063	1,284,263

(1)	Value calculated as the difference between the fair market value of the Company’s common stock on September 29, 2006 ($45.20 per share) and the option exercise price.

Pension Plans

AmerisourceBergen Drug Corporation Participating Companies Pension Plan.    The Company maintains a qualified defined benefit pension plan providing pension benefit coverage for employees of the Company who meet the plan’s eligibility requirements (the “Pension Plan”). The Pension Plan was frozen as to new participants shortly after the merger on August 29, 2001 of AmeriSource Health Corporation and Bergen Brunswig Corporation that resulted in the formation of the Company (the “Merger”). Thus, employees first hired after September 14, 2001 are not eligible to participate in the Pension Plan, unless pursuant to the terms of a collective bargaining agreement with the Company that provides for such participation. Effective August 1, 2004, no collective bargaining agreements allow new participants to enter the Pension Plan. In addition, the Pension Plan has been amended so that participants will cease to earn any additional benefits under the Pension Plan for any compensation paid or services performed after June 30, 2007. Accordingly, the maximum benefits payable to Pension Plan participants will be frozen as of June 30, 2007.

Under the Pension Plan, executive officers and other participants are entitled to annual pension benefits at age 65 equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the three consecutive years within the last ten years of participation in the Pension Plan which yield the highest average.

All Pension Plan costs are paid by the Company and the plan and benefits are funded on an actuarial basis. Compensation earned by executive officers for purposes of the plan includes salaries and bonuses set forth in the cash compensation table under the Summary Compensation Table above, except that compensation recognized under the plan may not exceed certain limits, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. For 2006, the compensation limit was $220,000.

AmerisourceBergen Drug Corporation Supplemental Retirement Plan.    The Company also maintains a Supplemental Retirement Plan (the “Supplemental Plan”). Coverage under the Supplemental Plan is limited to certain participants in the Pension Plan whose benefits under the Pension Plan are limited due to (i) restrictions imposed by the Code on the amount of benefits to be paid from a tax-qualified plan, (ii) restrictions imposed by the Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (iii) any reductions in the amount of compensation taken into account under the Pension Plan due to an employee’s participation in certain deferred compensation plans sponsored by the Company or one of its subsidiaries.

The Supplemental Plan provides for a supplement to the annual pension benefit paid under the Pension Plan to certain individuals who are pension participants and who have been employed by the Company or one of its subsidiaries for five continuous years or who suffer a total and permanent disability while employed by the Company or one of its subsidiaries, and to the pre-retirement death benefits payable under the Pension Plan on behalf of such participants who die with a vested interest in the Pension Plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the Pension Plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant’s compensation for purposes of the Pension Plan due to his participation in certain deferred compensation plans of the Company or one of its subsidiaries.

The following table shows estimated aggregate annual retirement benefits that would be payable to participants under the Pension Plan and, if applicable, the Supplemental Plan, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefit amounts listed are not subject to any deduction for Social Security benefits. As of October 1, 2006, the years of credited service under the Pension Plan for the Named Executive Officers of the Company were as follows: R. David Yost, 31.8 years; Kurt J. Hilzinger, 15.3 years; Michael D. DiCandilo, 15.8 years; and Terrance P. Haas, 17.1 years. As required by ERISA and the Code, the Pension Plan limits the maximum annual benefits payable at Social Security retirement age as a single life annuity to the lesser of $180,000 or 100% of a plan participant’s average total taxable earnings during his highest three consecutive calendar years of participation, subject to certain exceptions for benefits which accrued prior to September 30, 1988.

Estimated Annual Retirement Benefits ($)

Based on Years of Credited Service

Final Average Remuneration	10	15	20	25	30	35
100,000	10,000	15,000	20,000	25,000	30,000	35,000
150,000	15,000	22,500	30,000	37,500	45,000	52,500
200,000	20,000	30,000	40,000	50,000	60,000	70,000
250,000	25,000	37,500	50,000	62,500	75,000	87,500
300,000	30,000	45,000	60,000	75,000	90,000	105,000
500,000	50,000	75,000	100,000	125,000	150,000	175,000
600,000	60,000	90,000	120,000	150,000	180,000	210,000
700,000	70,000	105,000	140,000	175,000	210,000	245,000
800,000	80,000	120,000	160,000	200,000	240,000	280,000
900,000	90,000	135,000	180,000	225,000	270,000	315,000
1,000,000	100,000	150,000	200,000	250,000	300,000	350,000

AmerisourceBergen Corporation Executive Retirement Plan.    The Company also maintains the AmerisourceBergen Corporation Executive Retirement Plan (the “Executive Plan”). Designed to facilitate the recruitment and retention of senior management, the Executive Plan applies to selected key management of the Company, including all of the Named Executive Officers. The Executive Plan provides eligible participants with an annual amount equal to four percent (4%) of the participant’s base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established by Section 401(a)(17) of the Internal Revenue Code. The compensation limit is $220,000 for 2006. Annual accruals under the Executive Plan commenced effective as of January 1, 2006.

In addition to annual accruals, the Executive Plan credited certain eligible participants with an initial amount based on his or her service to the Company during the period following the August 29, 2001 merger of AmeriSource Health Corporation and Bergen Brunswig Corporation to form the Company. After the merger, the Company froze or curtailed then existing executive retirement plans and did not establish either a new executive defined benefit pension plan or a new executive defined contribution plan. The initial benefit was based on compensation and service during the period from the merger through December 31, 2005, with the resulting amount, if any, offset by the present value of any benefit provided under the legacy plans. Any initial benefit was credited as an opening balance to an eligible participant’s account during 2006.

Fidelity Investments administers the Executive Plan. Fidelity will credit participant accounts with Plan benefits following the close of each calendar year. Participants will be permitted to allocate the amounts in their accounts among investment options specified by the Executive Plan administrator from time to time. Such allocation will be only for the purposes of determining gains and losses based on the performance of the underlying investments. A participant’s account will be credited and debited with investment gains and losses based on their allocation, but will not actually be invested in the investment options. Accordingly, the ultimate amount received by each participant under the Executive Plan will be based on the performance of the underlying mutual funds.

AGREEMENTS WITH EMPLOYEES

AmerisourceBergen Employment Agreements

Effective October 1, 2003, the Company entered into employment agreements (each, an “Employment Agreement” and collectively, “Employment Agreements”) with Messrs. Yost, Hilzinger, DiCandilo and Haas. Mr. Yost’s Employment Agreement specifies that he shall serve as Chief Executive Officer of the Company and shall report to the Board of Directors. Mr. Hilzinger’s Employment Agreement specifies that he shall serve as President and Chief Operating Officer of the Company and shall report to the Chief Executive Officer. Mr. DiCandilo’s Employment Agreement specifies, among other things, that he shall serve as the Chief Financial Officer of the Company and shall report to the Chief Executive Officer. Mr. Haas’ Employment Agreement specifies that he shall serve as the Senior Vice President Operations of the Company, or in any other capacity with the Company or any subsidiary as may be determined from time to time by the Company, so long as he is compensated at a salary grade level that is substantially the same as or greater than his salary grade level as of October 1, 2003.

With the exception of the foregoing, the Employment Agreements are substantially similar in form and substance. Each Employment Agreement provides for the following, among other things:

•	Two-year term of employment, with an automatic two-year extension on each two-year anniversary date.

•	Continuation of annual base salary at the rate in effect for the executive as of October 1, 2003, subject to increase in accordance with the Company’s prevailing practices from time to time.

•	Incentive compensation, bonuses and benefits in accordance with the Company’s prevailing practices from time to time.

•	Customary rights on the part of the Company to terminate for cause (which includes, among other things, conviction of a crime of moral turpitude).

•

Rights on the part of the executive to terminate for good reason (which includes notice by the Company of non-renewal of the Employment Agreement upon the end of any two-year term or a reduction in the salary grade of the executive).

Each Employment Agreement obligates the Company to continue to pay the executive base salary and bonus (based on average of annual bonuses paid in the prior three years) and to reimburse the costs incurred by the executive to continue health coverage, in each case for two years after termination if the executive is terminated without cause or the executive terminates for good reason. Good reason is defined to include, among other things, reduction in base salary and notice of non-renewal by the Company at the end of the initial two-year term or any renewal term.

Each Employment Agreement indicates that payments to be made to the executive are intended not to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and provides for reduction of the amount of the payments, if necessary, to ensure that they do not constitute “excess parachute payments.”

Each Employment Agreement obligates the executive to refrain for a period of two years after any termination of the executive’s employment from competing, directly or indirectly, with any business in which the Company or its subsidiaries engages and from soliciting any other employees of the Company or its subsidiaries.

Employment Agreement with Steven H. Collis

In September 2000, Bergen Brunswig Corporation (“Bergen”) entered into a written employment agreement (the “Bergen Employment Agreement”) with Mr. Collis. The form of this agreement was substantially the same as the forms of such agreements that were entered into with other Bergen executive officers. The Bergen Employment Agreement provided for an initial term of three years but provided for automatic extension on a monthly basis so that the outstanding term was always three years, subject to the option of either party to terminate the automatic extension provision at any time. The automatic extension provision of the Bergen Employment Agreement was terminated on August 29, 2001, the effective date of the Merger, resulting in an agreement with term ending on August 29, 2004. The Bergen Employment Agreement was terminable prior to August 29, 2004 in the following circumstances:

•	by Mr. Collis with or without good reason upon written notice of termination delivered to the Company,

•	by mutual agreement between Mr. Collis and the Company and

•	by the Company for cause.

In the event of termination of the Bergen Employment Agreement by the Company for any reason other than cause, or by Mr. Collis for good reason, Mr. Collis was entitled to termination damages equal to three years of salary and bonuses and the value of three years of benefits. The damages were subject to mitigation if Mr. Collis were to obtain other employment during the three years after termination. The Merger constituted good reason for Mr. Collis to terminate his Bergen Employment Agreement. Accordingly, Mr. Collis could have terminated the Bergen Employment Agreement in his discretion at any time on or before August 29, 2004 and Mr. Collis would have been entitled to receive termination damages.

By letter agreement dated July 27, 2001 (the “Letter Agreement”), the Company and Mr. Collis agreed to a method for calculating the termination damages payable under the Bergen Employment Agreement as follows:

•	Salary in effect at the time of employment termination would be deemed to continue at that rate until the immediately following September 30 and to increase thereafter on each October 1 by 4%.

•

Bonus would be calculated as the average of the three highest bonuses paid over the preceding five years, which amount would then increase at 4% per annum during the three-year period used to calculate damages.

•	Value of all other benefits and perquisites would be deemed to be $25,000 per year.

The amount so determined was then to be reduced to present value using a discount rate equal to 120% of the then applicable federal rate determined under Section 1274 of the Code, compounded semiannually.

In February 2004, Mr. Collis entered into a new employment agreement with AmerisourceBergen Corporation (the “New Employment Agreement”) that replaced and superseded the Bergen Employment Agreement. The New Employment Agreement specifies that Mr. Collis will serve as Senior Vice President of the Company and President of AmerisourceBergen Specialty Group, or in any other capacity with the Company or any subsidiary as may be determined from time to time by the Company, so long as he is compensated at a salary grade level that is substantially the same as or greater than his salary level as of February 2004. In consideration for the benefits extended to him under the New Employment Agreement, Mr. Collis agreed to waive his rights under the Bergen Employment Agreement, including the right to terminate for good reason and receive termination damages. Under the terms of his New Employment Agreement, Mr. Collis received a one-time payment of $1,500,000 and a one-time grant of 10,000 restricted shares of the Company’s common stock, both in February 2004. The restricted shares of the Company’s common stock were granted under the 2002 Management Stock Incentive Plan. Mr. Collis also agreed to refrain for a period of two years after any termination of his employment from being employed or engaged as a director, officer, employee, consultant or independent contractor for certain specified competitors of the Company and/or the AmerisourceBergen Specialty Group. The foregoing non-competition covenant differs from the more general non-competition covenant that appears in the standard form of the AmerisourceBergen Employment Agreement. With the exception of the foregoing, the terms of Mr. Collis’s New Employment Agreement are substantially similar in form and substance to the AmerisourceBergen Employment Agreements described above and into which the other Named Executive Officers have entered.

CERTAIN TRANSACTIONS

What is the Company’s policy with regard to loans to directors or officers?

The Company does not have any programs under which it extends loans either to its directors or to its officers. Accordingly, no loans have been extended to any director or officer of the Company subsequent to the Merger.

Transactions with Management

The stepfather of Mr. Collis’s wife is employed as an information technology manager for The AmerisourceBergen Specialty Group. He received approximately $72,400 in compensation in fiscal year 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK

This table shows how much of our outstanding common stock is beneficially owned by each of the Named Executive Officers (who comprise all of the executive officers of the Company), each of the directors, and all directors and executive officers as a group as of December 20, 2006. The table also shows how much of our outstanding common stock is beneficially owned by owners of more than 5% of our outstanding common stock.

According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 192,234,084 shares of common stock outstanding as of the close of regular trading on the NYSE on December 20, 2006.

Name and Address of Beneficial Owner(1)	Title of Beneficial Owner	Aggregate Number of Shares Beneficially Owned(2)	Percent of Class
R. David Yost(3)	Chief Executive Officer and Director	1,989,708	1.0
Kurt J. Hilzinger(3)	President and Chief Operating Officer and Director	1,441,400	*
Michael D. DiCandilo(3)	Executive Vice President and Chief Financial Officer	532,946	*
Steven H. Collis(3)	Senior Vice President and President, AmerisourceBergen Specialty Group	361,180	*
Terrance P. Haas(3)	Senior Vice President and President, AmerisourceBergen Drug Corporation	305,811	*
Rodney H. Brady(4) (5)	Director	111,244	*
Charles H. Cotros(4)	Director	24,267	*
Richard C. Gozon(4)	Director	129,400	*
Edward E. Hagenlocker(4)	Director	73,436	*
Jane E. Henney, M.D.(4)	Director	9,160	*
Michael J. Long(4)	Director	1,132	*
Henry W. McGee(4)	Director	14,300	*
J. Lawrence Wilson(4)	Director	79,816	*

All directors and executive officers as a group (13 people)		5,073,800	2.6

Goldman Sachs Group Inc. 85 Broad Street New York, NY 10004		22,567,004	11.7

State Street Corp. State Street Financial Center One Lincoln Street Boston, MA 02111		11,530,735	6.0

Pzena Investment Management, LLC 120 West 45th Street, 34th Floor New York, NY 10036		9,797,389	5.1

*	Less than 1.0%

(1)	The address for each Named Executive Officer and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

(2)

Based on information furnished to the Company by the respective stockholders or obtained by the Company from sources the Company believes are reliable. The Company believes that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)

Common stock and the percent of class listed as being beneficially owned by the Company’s executive officers include outstanding options to purchase common stock which are exercisable within 60 days of December 20, 2006, as follows: Mr. Yost, 1,236,875 shares; Mr. Hilzinger, 1,275,000 shares; Mr. DiCandilo, 514,750 shares; Mr. Collis, 350,163 shares; and Mr. Haas, 294,375 shares.

(4)

Common stock and the percent of class listed as being beneficially owned by the Company’s non-employee directors include outstanding options to purchase common stock which are exercisable within 60 days of December 20, 2006, as follows: Mr. Brady, 58,498 shares; Mr. Cotros, 16,273 shares; Mr. Gozon, 107,858 shares; Mr. Hagenlocker, 59,858 shares; Dr. Henney, 3,172 shares; Mr. Long, 0 shares, Mr. McGee, 8,536 shares; and Mr. Wilson, 47,858 shares.

(5)	Includes 52,746 shares held by Mr. Brady and his wife as tenants in common.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2006 regarding all of the Company’s existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

	(a)	(b)	(c)
Plan Category	Number of securities To be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security Holders	14,474,096	$29.06	10,685,629	(1)
Equity compensation plans not approved by security holders	0	N/A	0

Total	14,474,096	$29.06	10,685,629

(1)

Includes 10,365,940 shares available for future issuances of stock awards under the 2002 Plan, 275,813 shares available for future issuance of options under the Directors’ Stock Option Plan and 43,876 shares available for future issuance of restricted common stock under the Directors’ Restricted Stock Plan.

STOCK PERFORMANCE GRAPH

This graph depicts the Company’s five-year cumulative total stockholder returns relative to the performance of an index of peer companies selected by the Company and of the Standard & Poor’s 500 Composite Stock Index from the market close on September 30, 2001 to September 30, 2006. The graph assumes $100 invested at the closing price of the common stock of the Company and of each of the other indices on the New York Stock Exchange on September 30, 2001. The points on the graph represent fiscal quarter-end index levels based on the last trading day in each fiscal quarter. The Peer Group Index (which is weighted on the basis of market capitalization) consists of the Company and the following companies engaged primarily in wholesale pharmaceutical distribution and related services: Cardinal Health, Inc. and McKesson Corporation.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG AMERISOURCEBERGEN CORPORATION, THE S & P 500 INDEX

AND A PEER GROUP

*	$100 invested on 9/30/01 in stock or index-including reinvestment of dividends. Fiscal year ended September 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers as well as persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in beneficial ownership of the Company’s common stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. We believe that during fiscal year 2006 all of our directors and executive officers complied with these requirements, except as described below.

The Company takes responsibility for filing Section 16(a) reports on behalf of the Company’s Named Executive Officers, including Form 4 reports in connection with their annual equity grants. Since the inception of the Company in August 2001, annual equity grants have been approved by the Compensation and Succession Planning Committee of the Board of Directors of the Company at a meeting that occurs the day before the Company’s Annual Meeting of Stockholders. Consistent with past practices, the fiscal year 2006 annual equity grants to the Company’s Named Executive Officers were approved by the Compensation and Succession Planning Committee at a meeting that occurred on February 8, 2006, the day before the Company’s 2006 Annual Meeting of Stockholders. The Form 4 reports for these grants to the Named Executive Officers were not timely filed by the Company.

The Company also takes responsibility for filing Section 16(a) reports on behalf of the Company’s non-employee directors, including Form 4 reports in connection with their annual grants of options. The Directors’ Stock Option Plan provides for an annual grant of options to each non-employee director of non-qualified options having a fair value of $100,000. In accordance with the Directors’ Stock Option Plan, the annual option grants are made to non-employee directors the day after the Company’s Annual Meeting of Stockholders. Accordingly, the grants of non-qualified options having a fair value of $100,000 were made to each of the non-employee directors on February 10, 2006, the day after the Company’s 2006 Annual Meeting of Stockholders. The Form 4 reports for these grants to the non-employee directors were not timely filed by the Company.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

SEC rules require us to provide an Annual Report to stockholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (without exhibits or documents incorporated by reference), are available without charge to stockholders upon written request to Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at www.amerisourcebergen.com.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S PROXY STATEMENT AND

STOCKHOLDER COMMUNICATIONS

Any proposal of a stockholder that is intended to be presented by such stockholder at the Company’s 2008 Annual Meeting of Stockholders must be submitted in writing by September 18, 2007 in order to be considered for inclusion in the 2008 Proxy Statement and the form of proxy relating to the 2008 meeting. All proposals should be submitted to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder proposals must comply with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the state of Delaware and the Bylaws of the Company.

Stockholders of record who do not submit a proposal for inclusion in the Company’s proxy materials but who intend to submit a proposal at the 2008 Annual Meeting must provide written notice. Such notice should be addressed to John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 and received no later than December 18, 2007. The proxy solicited by the Board of Directors of the Company for the 2008 Annual Meeting will confer discretionary authority with respect to such proposal.

Stockholder communications may be submitted at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any Committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations at page 14). The Company’s Secretary will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any Committee or any director.

AMERISOURCEBERGEN CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint R. David Yost and John G. Chou, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania 19103, on February 16, 2007 at 2:00 p.m., Eastern Time, and at any and all adjournments and postponements thereof, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

AMERISOURCEBERGEN CORPORATION

P.O. BOX 11051

NEW YORK, N.Y. 10203-0051

(Continued on the reverse side. Must be signed and dated on the reverse side)

AMERISOURCEBERGEN CORPORATION		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/abc		1-866-509-2151

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage paid envelope provided.

ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

☐

		Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.				☒ Votes must be indicated (x) in Black or Blue ink

The Board of Directors recommends a vote FOR Items 1 and 2.								FOR	AGAINST	ABSTAIN

Item 1. ELECTION OF THREE DIRECTORS TO CLASS III							Item 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

FOR	☐	WITHHOLD	☐	EXCEPTIONS	☐
ALL		FOR ALL
Item 3. OTHER MATTERS
Nominees: 01 - Edward E. Hagenlocker, 02 - Kurt J. Hilzinger, 03 - Henry W. McGee
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)
							To change your address please mark this box.	☐

							If you have any comments please mark this box.	☐

SCAN LINE

Note: Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here